Exhibit 5.1
2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784
Main: 214 855 8000 • Facsimile: 214 855 8200

May 4, 2011
Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas 77007
Ladies and Gentlemen:
     We have acted as counsel for Kirby Corporation, a Nevada corporation (the “Company”), and are furnishing this opinion letter to the Company in connection with its filing of a Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission on May 4, 2011. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the Company of shares of the Company’s common stock, par value $0.10 per share (the “Shares”), which may be issued to the unitholders of K-Sea Transportation Partners L.P., a Delaware limited partnership (“K-Sea”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 13, 2011, by and among the Company, KSP Holding Sub, LLC, a Delaware limited liability company, KSP LP Sub, LLC, a Delaware limited liability company, KSP Merger Sub, LLC, a Delaware limited liability company, K-Sea, K-Sea General Partner L.P., a Delaware limited partnership, K-Sea IDR Holdings LLC, a Delaware limited liability company, and K-Sea General Partner GP LLC, a Delaware limited liability company.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary and appropriate for the purposes of expressing the opinion contained herein, including, without limitation, the Restated Articles of Incorporation and the Bylaws of the Company, as amended, the Merger Agreement, and the resolutions adopted by the Board of Directors of the Company approving and adopting the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares. With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or reproduced copies, and that all information contained in all documents reviewed by us is true, correct, and complete. As to any facts which we have not independently established or verified, we have relied upon statements, certificates, and representations of the Company and others.

May 4, 2011

     Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Securities Act and the Shares have been issued and paid for in accordance with the terms and conditions set forth in the Merger Agreement, the Shares will be duly authorized, validly issued, fully paid, and non-assessable.
     We are admitted to the bar of the State of Texas and express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States and the General Corporation Law of the State of Nevada.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement as the firm that passed upon the legality of the Shares. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Respectfully submitted,

/s/ FULBRIGHT & JAWORSKI, L.L.P.